Exhibit 3.1

OWENS REALTY MORTGAGE, INC.

ARTICLES SUPPLEMENTARY

OWENS REALTY MORTGAGE, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), by resolutions duly adopted by the Board of Directors of the Corporation (the “Board”) and notwithstanding any other provisions in the Corporation’s charter or the Bylaws of the Corporation to the contrary, the Corporation elects to be subject to all of the provisions of Sections 3-803, 3-804 and 3-805 of the MGCL, the repeal of which may be effected only by the means authorized by Section 3-802(b)(3) of the MGCL.

SECOND: These Articles Supplementary, and the election by the Corporation to be subject to all of the provisions of Sections 3-803, 3-804 and 3-805 of the MGCL, have been approved by the Board of Directors in the manner and by the vote required by law.

THIRD: The undersigned Chief Executive Officer and President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President of the Corporation acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this 12th day of November, 2013.

OWENS REALTY MORTGAGE, INC.

By:	/s/ William C. Owens	(SEAL)
William C. Owens
Chief Executive Officer and President

ATTEST:

/s/ Bryan H. Draper
Bryan H. Draper
Secretary